Exhibit 4.25

Execution Version

DATED AS OF ___29 May______ 2015

LATAM AIRLINES GROUP S.A.

and

MAPLESFS LIMITED

PUT OPTION AGREEMENT

THIS AGREEMENT is dated as of __29 May_____ 2015

BETWEEN:

(1)	LATAM AIRLINES GROUP S.A. (formerly having the legal name LAN Airlines S.A. and doing business as LAN Airlines), a corporation organised and existing under the laws of the Republic of Chile and having its registered office at Edificio Huidobro, Avenida Presidente Riesco 5711, Piso 20, Las Condes, Santiago, Chile ("Seller"); and

(2)	MAPLESFS LIMITED, a company incorporated in the Cayman Islands, whose principal office is at PO Box 1093, Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands not in its individual capacity but solely in its capacity as trustee under the Declaration of Trust dated on or about the date hereof (the "Buyer").

THE PARTIES AGREE as follows:

1.	definitions and INTERPRETATION

1.1	In this Agreement capitalised terms and expressions shall, unless the context otherwise requires, have the respective meanings given to them Annex A of the Note Purchase Agreement (including definitions incorporated therein by cross-references to other documents). In addition, the following words and expressions shall, unless the context otherwise requires, have the following respective meanings:

"Call Option Notice" has the meaning ascribed to the term "Option Notice" in the Call Option Agreement;

"Company" means Cuclillo Leasing Limited, an exempted company incorporated in the Cayman Islands, whose registered office is at P.O. Box 309, Ugland House, , Grand Cayman, KY1-1104, Cayman Islands;

"Completion" means completion of the exercise of the option to sell the Option Shares in accordance with this Agreement;

"Completion Date" means January 5, 2021, or if such date is not a Business Day, the next succeeding Business Day, or such later Business Day as the Seller and the Buyer may (with the prior written consent of the Loan Trustee) agree from time to time;

"Note Purchase Agreement" means the note purchase agreement, dated as of May 29 2015, among LATAM, the Owner, each Related Owner, the Subordination Agent, the Escrow Agent, the Paying Agent, and the Pass Through Trustee under each Pass Through Trust Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms;

"Option" means the right granted to the Seller by Section 2;

"Option Notice" means the written notice in the form set out in the schedule from the Seller to the Buyer exercising the Option pursuant to Section 3.1.2;

"Option Price" means the amount specified in Section 2.2; and

"Option Shares" means 100 fully-paid ordinary shares of $1 of the Company and registered in the Seller's name, representing the whole of the issued share capital of the Company as of the date hereof.

1.2	In this Agreement, a reference to a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement.

1.3	The headings in this Agreement do not affect its interpretation.

2.	GRANT OF PUT OPTION TO seller

2.1	The Buyer irrevocably grants to the Seller an option to sell, and to require the Buyer to buy, all of the Option Shares.

2.2	The purchase price of the Option (the "Option Price") is one dollar ($1), receipt of which the Buyer acknowledges.

2.3	The Option Shares shall be sold free from any Liens other than Permitted Liens which are created by or pursuant to or arise under the terms of the Call Option Agreement or the Charge over Shares (Owner Parent) and with all rights attaching to the Option Shares at the Completion Date.

3.	EXERCISE OF OPTION

3.1	The Option may be exercised only:

3.1.1	in whole and not in part; and

3.1.2	by the delivery by the Seller to the Buyer, with a copy to the Loan Trustee, of the Option Notice at any time on or prior to July 5, 2020;

3.1.3	if:

(a)	the Loan Trustee has not served a Call Option Notice pursuant to the Call Option Agreement at any time before Completion;

(b)	the Loan Trustee has not exercised its rights under the Charge over Shares (Owner Parent); or

(c)	the conditions to transfer of the Option Shares set forth in Section 5.02 of the Call Option Agreement have been satisfied or waived by the Loan Trustee.

3.2	The Seller may only revoke the Option Notice with the Buyer's consent.

3.3	The Option Notice shall be deemed to have been revoked and not having been given in the event, and without further action being required by the Seller or the Buyer, if:

3.3.1	the Loan Trustee serves a Call Option Notice pursuant to the Call Option Agreement at any time before Completion; or

3.3.2	the Loan Trustee exercises its rights under Clause 8.1(e) of the Charge over Shares (Owner Parent); or

3.3.3	the conditions to transfer of the Option Shares set forth in Section 5.02 of the Call Option Agreement are not satisfied or waived by the Loan Trustee.

4.	COMPLETION

4.1	Completion shall take place by 3.00 p.m. (Cayman Islands time) on the Completion Date at the Company's registered office, or at another place agreed by the Seller and the Buyer.

4.2	At Completion:

4.2.1	the Seller shall give to the Buyer a duly completed transfer of the respective Option Shares in favour of the Buyer (or as it directs), signed letters of resignation of each of the then directors of the Company who are nominees of the Seller containing confirmation by each such director that there are no sums due and owing to such director by the Company and that such director unconditionally waives any and all claims it may have against the Company and written confirmation from an officer of the Seller that each of the representations and warranties contained in Sections 5.1 and 5.2 remain true and accurate on the date of Completion.

4.2.2	the Seller shall sign all documents and take all other action necessary to enable the Buyer (or its nominee) to become the registered and beneficial owner of the Option Shares;

4.2.3	the Buyer shall pay the Option Price to the Seller in the respective amount set out in Section 2.2; and

4.2.4	on the Effective Date (as defined in the Charge Over Shares (Put & Call Trustee)), the Buyer shall sign all documents and take all other action necessary to give effect to the Charge Over Shares (Put & Call Trustee) and to preserve the security which the Buyer shall grant to the Loan Trustee under the Charge Over Shares (Put & Call Trustee).

4.3	With effect from the Completion Date:

4.3.1	The Seller, in its capacity as shareholder only, hereby irrevocably and unconditionally releases the Company from any and all claims and causes of action, howsoever arising, that the Seller has ever had, now has, or may hereafter have against the Company as a result of or in relation to any act, matter, cause or thing existing or arising up to and including the Completion Date, provided that, for the avoidance of doubt, it is confirmed that the foregoing release shall not include any release of any claims or causes of action that the Seller may have had, now has, or may hereafter have against the Company, pursuant to any of the Operative Documents; and

4.3.2	The Seller undertakes to the Buyer that it will on demand indemnify the Buyer for any loss suffered or incurred by the Buyer as a result of or in relation to any act, matter, thing or circumstance constituting a breach of the representations and warranties set out at Sections 5.1 and 5.2.

4.4	The parties to this Agreement hereby expressly agree that Completion shall not occur if the representations and warranties contained in Section 5 are incorrect as at Completion.

5.	representations and warranties

5.1	The Seller hereby provides the following representations to the Buyer as at the date hereof and as at Completion:

5.1.1	the Seller has duly authorized, executed and delivered this Agreement and this Agreement constitutes the Seller's direct, general and unconditional obligation which is legal, valid and binding upon it and is enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by applicable bankruptcy or other similar laws affecting creditors' rights generally and by general principles of equity);

5.1.2	the execution, delivery and performance of this Agreement by the Seller is not in violation of the Seller's constitutive documents, or any other instrument or agreement to which it is a party or to which any of its property or assets may be subject, and will not conflict with, violate or result in a breach of any law, regulation, order or decree applicable to it and the Seller is entitled to sell and transfer its holding of the Option Shares to the Buyer on the terms set out in this Agreement; and

5.1.3	the execution and delivery by the Seller of this Agreement and the consummation by it of the transactions contemplated by this Agreement do not require the consent or approval of, the giving of notice to, or the registration or filing with, or the taking of any other action in respect of, any court or governmental agency or body.

5.2	The Seller hereby provides the following representations to the Buyer as at Completion:

5.2.1	the Company is validly existing and in good standing under the laws of the Cayman Islands;

5.2.2	no resolution of the Company’s shareholder has been passed other than as annexed to its Memorandum and Articles and the resolutions dated 14 May 2015 and the Company has at all times carried on its business and affairs in all respects in accordance with its Memorandum and Articles, the Operative Documents to which it is a party from time to time;

5.2.3	the Registered Office Agreement dated on or about the date hereof between the Company and Maples Corporate Services Limited (the “Registered Office Agreement”) remains in full force and effect and has not been terminated and the Company is in full compliance with its obligations under the Registered Office Agreement;

5.2.4	no order has been made or petition presented or resolution passed for the winding up of the Company, no receiver or administrator or administrative receiver has been appointed or could lawfully be appointed by any person over the business or assets of the Company and the Company is neither insolvent nor unable to pay its debts as they fall due and the Company is not engaged in and so far as the Seller is aware there are no circumstances likely to lead to the Company becoming engaged in any legal proceedings (civil or criminal) or arbitration;

5.2.5	the Company is not a party to any agreements other than the Operative Documents to which it is a party from time to time and there have been no amendments or variations to the terms of the Operative Documents which materially affect the obligations of the Company or which affect in a material manner the provisions of the Operative Documents, other than as disclosed to the Buyer prior to Completion;

5.2.6	the Company has all necessary licences (including statutory licences), permits, consents, approvals and authorisations (public and private) for the proper and effective carrying on of the business contemplated by the Operative Documents and all such licences, permits, consents, approvals and authorisations are valid and subsisting and have been and are being complied with and the Seller knows of no reason why any of them should be suspended, cancelled or revoked whether in connection with the sale of the Option Shares to the Buyer or otherwise;

5.2.7	no Event of Default shall have occurred and be continuing at the date of Completion; and

5.2.8	the Seller is the sole legal and beneficial owner of the Option Shares free from any Lien other than Permitted Lien which are created by or pursuant to or arise under the terms of the Call Option Agreement or the Charge over Shares (Owner Parent).

6.	Covenant

The Buyer undertakes that in the event of the Option Shares being transferred to it, the Buyer shall thereafter perform and observe each of the undertakings of the Seller set forth in Section 4 of the Call Option Agreement as if it was the Seller.

7.	GENERAL

7.1	A variation or amendment of this Agreement is valid only if it is in writing and signed by or on behalf of each party and approved by the Loan Trustee in writing.

7.2	Except to the extent that they have been performed and except where this Agreement provides otherwise the obligations contained in this Agreement remain in force after Completion.

8.	ASSIGNMENT

8.1	A party may not (and may not purport to) assign or transfer or declare a trust of the benefit of or in any other way alienate any of its rights under this Agreement in whole or in part without having first obtained the other party's written consent and the written consent of the Loan Trustee.

8.2	.

9.	NOTICES

9.1	A notice or other communication under or in connection with this Agreement (a "Notice") shall be:

9.1.1	in writing;

9.1.2	in the English language; and

9.1.3	delivered personally or sent by air-mail or by fax to the party due to receive the Notice to the address set out in Section 9.3 or to another address, person or fax number specified by that party by not less than seven (7) days' written notice to the other party received before the Notice was despatched.

9.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:

9.2.1	delivered personally, when left at the address referred to in Section 9.1.3;

9.2.2	sent by air mail, ten (10) Business Days after posting it; and

9.2.3	sent by fax, when confirmation of its transmission has been recorded by the sender's fax machine.

9.3	The address referred to in Section 9.1.3 is:

Name of party	Address	Fax No.	Marked for the attention of

Seller	Edificio Huidobro, Avenida Presidente Riesco Piso 20, Las Condes, Santiago, Chile With a copy to: GrupoTesoreriaPagosChile_2@lanchile.com	+56 22 565 8764	Senior Vice President Corporate Finance/General Counsel

The Buyer	P.O. Box 1093, Queensgate House, Grand Cayman KY1-1102, Cayman Islands	+1 345 945 7100	Phillip Hinds

9.4	For the purposes of this Agreement, any Notice given or received on a non-Business Day will be deemed to have been given or received (as the case may be) on the next succeeding Business Day.

10.	GOVERNING LAW AND JURISDICTION

10.1	THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.

11.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

THE SCHEDULE

FORM OF OPTION NOTICE

To:	MaplesFS Limited,
P.O. Box 1093
Queensgate House
Grand Cayman KY1-1102
Cayman Islands

Attention: Phillip Hinds

Copy to:        Wilmington Trust Company, not in its individual capacity but solely as Loan Trustee

[●]

Attention: [●]

Date:     _______________

OPTION NOTICE

1.	We refer to the Put Option Agreement dated as of [•] 2015 between LATAM Airlines Group S.A. and MaplesFS Limited (the "Put Option Agreement").

2.	Terms defined in the Put Option Agreement shall have the same meanings in this Option Notice unless the context requires otherwise. References to a clause are to a clause of the Put Option Agreement.

3.	The Seller hereby notifies the Buyer pursuant to Section 3.1.2 of the Put Option Agreement that they wish to exercise the Option granted in Section 2.1 of the Put Option Agreement to sell all of the Option Shares at the Option Price on the Completion Date.

for and on behalf of
LATAM Airlines Group S.A.

EXECUTED by the parties:

Signed by
a duly authorised	)
representative of	)
LATAM AIRLINES GROUP S.A.	)

/s/ Pilar Duarte	Signature
Authorized Signatory

Signed by	)
a duly authorised	)
representative of	)
MAPLESFS LIMITED	)
not in its individual capacity but	)
solely in its capacity as trustee under	)
the Declaration of Trust dated on	)
or about the date hereof))

/s/ Wendy Ebanks	Signature
Authorized Signatory

Put Option Agreement - Cuclillo